Exhibit 10.22

FIESTA
RESTAURANT GROUP, INC.

December 8, 2022

Dear Tyler:

The Board of Directors is pleased to confirm your appointment to serve as Controller, Chief Accounting Officer and Acting Chief Financial Officer of Fiesta Restaurant Group, Inc. ("FRGI"), effective immediately. The following sets forth the changes to your current compensation package in light of your new responsibilities:

Base Compensation
Your annualized base salary will increase from $200,000 to $240,000.

Retention Bonus
(a) In the event that you remain employed with FRGI through July 30, 2023, you will be entitled to receive a special bonus equal to fifty thousand dollars ($50,000); provided that the accounting outsourcing project has been successfully completed.

(b) In the event that you remain employed with FRGI through March 15, 2024, you will be entitled to receive an additional special bonus equal to fifty thousand dollars ($50,000); provided that all 2023 year-end SEC filings have been successfully completed and accounting outsourcing provider is satisfying post go-live service requirements as determined in the reasonable discretion of FRGI.

Discretionary Bonus
Your annual bonus target will be increased to fifty percent (50%) of your annual base salary for the 2023 fiscal year, subject to the terms of the Fiesta bonus plan applicable to you and subject to the discretion of the Compensation Committee of the Board of Directors.

Long Term Incentive Plan
In 2023, the total value of your annual long term incentive equity grant shall equal one hundred thousand dollars ($100,000), subject to the approval by the Compensation Committee of the Board of Directors. The equity grants are currently expected to be comprised entirely of restricted stock awards and vest over a period of four years on a pro rata basis.

Sincerely,

Dirk Montgomery
Interim Chief Executive Officer
Fiesta Restaurant Group, Inc.